Exhibit 10.21

July 15, 2009

Mr. Charles Cole

1159 Arborhill Drive

Woodstock, Georgia 31089

Dear Charles:

We are pleased to announce your promotion to Senior Vice President of Operations and transfer to the TitleMax corporate headquarters in Savannah, Georgia.

Your responsibilities have been outlined during your discussions with us. In making this offer, we express not only our recognition of your credentials and accomplishments but also our enthusiasm of you advancement within TitleMax. The following information explains the provisions of your agreement as well as your transfer and upcoming relocation:

TERMS OF AGREEMENT

•	Position: Senior Vice President, Operations

•	Manager: John Robinson

•	Department: Operations

•	Effective Date: July 1, 2009

•	Location: Savannah, Georgia

•	Base Salary: $250,000 gross annual to be paid in substantially equal bi-weekly installments

•	Bonus: $.25% (one-quarter of 1%) of Company monthly spreadsheet profit to be paid on the second pay check of each month.

•	Relocation:

o	Shipment of your household goods – TitleMax will pay up to $ 10,000 for the packing and shipment of your household goods by an approved professional moving company. Prior to retaining the moving company, you agree to provide three estimates to John Robinson for approval.

o	Temporary housing allowance up to $3,500 per month for up to 12 months or until your residence inAtlanta, Georgia (“your home”) is sold.

o	Sale of Home: TitleMax will pay the difference between $250,000 and the actual sales price of your home, net of real estate commissions and closing costs. You will only receive this benefit if the net sales price of your home is less than $250,000 (net).

Mr. Charles Cole

July 14, 2009

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I, Tracy Young, will provide a personal loan of $50,000 to be used as a down payment on a new home in Savannah. You will sign a contract with me prior to receiving the loan amount upon the loan. The contract will provide a 2-year term and a fixed interest rate of 5% per year.

•

Relocation Repayment: In the event your employment with TitleMax is terminated voluntarily or for cause, except upon your death or disability, within a period of 24 months from the date of your employment, you shall reimburse TitleMax, immediately upon demand, all relocation expenses. To the extent any such reimbursement creates additional tax liabilities to TitleMax, the affected relocation expenses will be “grossed up” to offset such liabilities. In the case that your employment is involuntarily terminated for no cause, you have no obligations towards relocation repayment.

Although I may not need to mention, all employment with TitleMax is at the will of either party and, as such, there is no intent to contract for any specific employment period or notice of termination. Your employment is subject to all policies and procedures of TitleMax.

This document supersedes all prior verbal and written compensation discussions and agreements.

Confidentiality: It is expressly understood and agreed that all the terms and provisions hereof shall be and remain confidential in nature. You shall keep this Agreement in a secure place and agree not to publish, communicate, divulge, use or disclose, directly or indirectly, for the benefit of yourself or any other, the terms and provisions hereof during the term of this Agreement or any time thereafter. Failure to comply with this shall be deemed to constitute sufficient cause for termination of employment.

Formalities aside, congratulations on this advancement in your career!

If the above meets with your approval, please sign and return one copy of this letter.

Sincerely,

Tracy Young

Chief Executive officer

Acceptance:

Signature:		Date:	7/28/09
Charles Cole

— 15 Bull Street, Suite 200 — Savannah, GA 31401 —

(912)525-2675 — Fax (912) 525-2679